EXHIBIT 99.1

                      Central Jersey Bancorp Press Release


Central Jersey Bancorp Reports a Substantial Decrease in Solomon Dwek's Equity Holdings and a 10.7% Increase in 2nd Quarter 2006 Earnings
--------------------------------------------------------------------------------


LONG BRANCH, NEW JERSEY, July 31, 2006 (NASDAQ Capital Market: CJBK):

Substantial Decrease in Solomon Dwek's Equity Holdings

An aggregate of 564,910 shares of Central Jersey Bancorp's common stock, representing approximately 6.8% of the shares of Central Jersey Bancorp's common stock currently outstanding, were recently sold at prices ranging from $8.80 to $8.85 per share to two institutional investors for the benefit of another financial institution. These shares of Central Jersey Bancorp's common stock and other securities unrelated to Central Jersey Bancorp had been pledged by Solomon Dwek as collateral to secure a $10.0 million loan he had personally received from another financial institution. The entire collateral position was ordered sold by the Superior Court of New Jersey in connection with an action commenced by PNC Bank against Mr. Dwek. As of April 6, 2006, the record date for Central Jersey Bancorp's 2006 annual meeting of shareholders, Mr. Dwek held 779,730 shares of Central Jersey Bancorp's common stock (818,716 shares as adjusted for the 5% stock distribution paid on July 1, 2006), which represented at such time 9.96% of the shares of Central Jersey Bancorp's common stock outstanding. As the result of the recent sale of shares of Central Jersey Bancorp's common stock held as collateral at another financial institution, coupled with other transfers and/or sales of Central Jersey Bancorp's common stock formerly held by Mr. Dwek, which have occurred in connection with the pending action against Mr. Dwek, the equity holdings of Mr. Dwek in Central Jersey Bancorp have been significantly reduced.

2nd Quarter 2006 Earnings

Central Jersey Bancorp, the parent company of Central Jersey Bank, N.A., reported net income of $675,000 for the three months ended June 30, 2006, as compared to net income of $610,000 for the same period in 2005, representing an increase of $65,000, or 10.7%. The reported net income for the second quarter was negatively impacted by a $103,000 loan loss provision related to $413,000 in unsecured loans placed on non-accrual status as of June 30, 2006. Basic and diluted earnings per share for the three months ended June 30, 2006 were both $0.08 as compared to $0.08 and $0.07, respectively, for the same period in 2005. Per share earnings have been adjusted in all periods to reflect the two-for-one stock split paid on July 1, 2005 and the 5% stock dividend paid on July 1, 2006.

For the six months ended June 30, 2006, Central Jersey Bancorp reported net income of $1.40 million, as compared to $1.22 million for the same period in 2005, representing an increase of 14.8%. Basic and diluted earnings per share were $0.17 and $0.16, respectively, for the six months ended June 30, 2006, as compared to $.15 and $.14, respectively, for the same prior year periods.

George S. Callas, Chairman of the Board of Directors, and James S. Vaccaro, President and CEO, commented that, "In spite of the fact that the second quarter operating results were impacted by the loan loss provision related to the previously-mentioned unsecured loans, Central Jersey Bancorp increased its net income by 10.7% over the same period in 2005. These unsecured loans are related to the pending actions against Solomon Dwek and, while these loans are presently current, we believe that, based upon their unsecured status, the decision to record additional loan loss reserves was prudent and appropriate.

Central Jersey Bancorp's only other exposure to Mr. Dwek and related entities is a $2.0 million commercial mortgage loan which is performing.

We remain confident that the underlying fundamentals of our organization remain strong. Balance sheet stability and a continued focus on expense control have provided for positive core earnings growth. This performance is in spite of the difficult operating environment and significant pressure on net interest margin being experienced throughout the banking industry as a result of the flat or inverted yield curve and heightened pricing competition for deposits."


Results of Operations

Net interest income was $4.3 million and $8.6 million, respectively, for the three and six months ended June 30, 2006, as compared to $4.4 million and $8.7 million, respectively, for the same prior year periods. Net interest income for the three and six months ended June 30, 2006 was comprised primarily of $5.9 million and $11.5 million, respectively, in interest and fees on loans, $1.4 million and $2.8 million, respectively, in interest on securities, and $64,000 and $112,000, respectively, in other interest income, less interest expense on deposits of $2.6 million and $4.7 million, respectively, interest expense on borrowed funds of $309,000 and $912,000, respectively, and interest expense on subordinated debentures of $106,000 and $205,000, respectively.

Although net interest income for the three and six months ended June 30, 2006 and 2005 was consistent in both comparative periods, the cost of deposits and interest-bearing liabilities increased to an average cost of 2.69% and 2.60%, respectively, for the three and six months ended June 30, 2006 from an average cost of 1.64% and 1.54%, respectively, for the same periods in 2005. For the three and six months ended June 30, 2006, the average yield on interest-earning assets was 6.39% and 6.31%, respectively, as compared to 5.65% and 5.62%, respectively, for the same periods in 2005. The average net interest margin for the three and six months ended June 30, 2006 was 3.76% and 3.74%, respectively, as compared to 4.04% and 4.09%, respectively, for the same periods in 2005. The margin compression experienced during the three and six months ended June 30, 2006 is reflective of the increase in general interest rates and the competitive deposit pricing environment.

For the three and six months ended June 30, 2006, the provision for loan losses was $97,000 and $148,000, respectively, as compared to $79,000 and $179,000, respectively, for the same prior year periods. The increase in the provision for loan losses for the three months ended June 30, 2006 was due primarily to additional loan loss provision related to the previously-mentioned unsecured loans.

Non-interest income, which consists of service charges on deposit accounts, income from bank owned life insurance and fees from the gain on the sale of residential mortgages, was $423,000 and $904,000, respectively, for the three and six months ended June 30, 2006, as compared to $369,000 and $715,000, respectively, for the same prior year periods. The increase in both periods is due primarily to the gain on sale of residential mortgages which we began to offer in the latter part of 2005.

Non-interest expense was $3.6 million and $7.1 million, respectively, for the three and six months ended June 30, 2006, as compared to $3.7 million and $7.3 million, respectively, for the same prior year periods. Non-interest expense generally includes costs associated with employee salaries and benefits, occupancy expenses, data processing fees, professional fees, core deposit intangible amortization, and other operating expenses.

Financial Condition

Central Jersey Bancorp's assets, at June 30, 2006, totaled $510.7 million, a decrease of $3.9 million, or 0.8%, from the December 31, 2005 total of $514.6 million. The total assets figure of $510.7 million at June 30, 2006, is inclusive of $27.0 million in goodwill and $2.8 million in core deposit intangible.

Cash and cash equivalents were $23.0 million at June 30, 2006, an increase of approximately $1.8 million, or 8.4%, from the December 31, 2005 total of $21.2 million. The increase is due primarily to the timing of cash flows related to the bank's business activities.

Investments totaled $124.2 million at June 30, 2006, a decrease of $9.5 million, or 7.1%, from the December 31, 2005 total of $133.7 million. This decrease was primarily attributable to principal pay downs on mortgage-backed securities totaling $3.7 million and matured investment securities totaling $4.2 million. The proceeds received by Central Jersey Bancorp from these transactions were used to fund loan growth that occurred during the period and pay-down borrowings.

Loans held for sale totaled $577,000 at June 30, 2006, as compared to $3.1 million at December 31, 2005. The decrease is due primarily to lower residential loan origination volume.

Loans, net of the allowance for loan losses, closed the six months ended June 30, 2006 at $314.2 million, an increase of $7.0 million, or 2.3%, over the $307.2 million balance at December 31, 2005. The increase is due primarily to the origination of commercial real estate loans during the period.

Deposits at June 30, 2006 totaled $414.2 million, an increase of $6.6 million, or 1.6%, over the December 31, 2005 total of $407.6 million. The slight increase in deposit balances is reflective of normal seasonal flows and the general funding and liquidity challenges prevalent throughout the banking industry.

Other borrowings were $27.2 million at June 30, 2006, as compared to $38.2 million at December 31, 2005, a decrease of $11.0 million, or 28.9%. These borrowings, which are short-term in nature, were reduced during the period due to cash inflows resulting from deposit growth and the principal amortization and maturity of investment securities.

At June 30, 2006, book value per share and tangible book value per share were $7.60 and $3.99, respectively, as compared to $7.53 and $3.85, respectively, at December 31, 2005.

Asset Quality

The allowance for loan losses, which began the year at $3.17 million, or 1.02% of total loans, was $3.28 million at June 30, 2006, with the allowance for loan losses ratio at 1.03% of total loans. Non-performing loans totaled $505,000 at June 30, 2006, as compared to $79,000 at December 31, 2005. The significant increase in non-performing loans is due primarily to the previously-mentioned unsecured loans, totaling $413,000, which were placed on non-accrual status at June 30, 2006. Loan charge-offs during the three and six months ended June 30, 2006 totaled $46,000, as compared to $93,000 for the same prior year periods.

About the Company

Central Jersey Bancorp is the holding company and sole shareholder of Central Jersey Bank, N.A., the national banking entity resulting from the August 22, 2005 combination of Monmouth Community Bank, N.A. and Allaire Community Bank. Central Jersey Bank, N.A. provides a full range of banking services to both individual and business customers through fourteen branch facilities located in Monmouth and

Ocean Counties, New Jersey. Central Jersey Bancorp is traded on the NASDAQ Capital Market under the trading symbol "CJBK." Central Jersey Bank, N.A. can be accessed through the internet at www.CJBNA.com.
                                 -------------

Forward Looking Statements

Statements about the future expectations of Central Jersey Bancorp and its subsidiary, Central Jersey Bank, N.A., including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Since these statements involve risks and uncertainties and are subject to change at any time, the companies' actual results could differ materially from expected results. Among these risks, trends and uncertainties are the effect of governmental regulation on Central Jersey Bank, N.A., the availability of working capital, the cost of personnel, and the competitive market in which Central Jersey Bank, N.A. competes.


Contacts

James S. Vaccaro, President and CEO, 732-571-1300
Robert S. Vuono, Sr. EVP & COO, 732-292-1600
Anthony Giordano, III, EVP and CFO, 732-923-1115

                           CONSOLIDATED BALANCE SHEETS
                 June 30, 2006 (UNAUDITED) AND DECEMBER 31, 2005
                             (dollars in thousands)


                                                              June 30,       December 31,
                                                                2006            2005
                                                            ------------    ------------
ASSETS                                                       (unaudited)
------
Cash and due from banks                                     $     23,001    $     21,228
Investment securities available for sale, at market value        102,550         111,175
Investment securities held to maturity (market value of
     $20,694 (unaudited) and $22,058 at June 30, 2006 and
     December 31, 2005, respectively)                             21,647          22,567
Loans held for sale                                                  577           3,127
Loans, net                                                       314,187         307,168
Premises and equipment                                             5,760           6,006
Bank owned life insurance                                          3,393           3,338
Accrued interest receivable                                        2,645           2,636
Goodwill                                                          26,957          27,229
Core deposit intangible                                            2,788           3,097
Other assets                                                       7,177           6,992
                                                            ------------    ------------

          Total assets                                      $    510,682    $    514,563
                                                            ============    ============

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------

Deposits:
     Non-interest bearing                                   $     84,104    $     91,297
     Interest bearing                                            330,082         316,257
                                                            ------------    ------------
                                                                 414,186         407,554

Other borrowings                                                  27,153          38,191
Subordinated debentures                                            5,155           5,155
Accrued expenses and other liabilities                             1,491           1,885
                                                            ------------    ------------

          Total liabilities                                      447,985         452,785
                                                            ------------    ------------

Shareholders' equity:
     Common stock, par value $0.01 per share. Authorized
     100,000,000 shares and issued and outstanding
     8,255,012 and 8,169,844 shares at June 30, 2006
     and December 31, 2005, respectively                              83              82
Additional paid-in capital                                        60,506          59,999
Accumulated other comprehensive loss, net of tax benefit          (3,142)         (2,153)
Retained earnings                                                  5,250           3,850
                                                            ------------    ------------
          Total shareholders' equity                              62,697          61,778

                                                            ------------    ------------
          Total liabilities and shareholders' equity        $    510,682    $    514,563
                                                            ============    ============


                        CONSOLIDATED STATEMENTS OF INCOME
            FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2006 AND 2005
                (dollars in thousands, except per share amounts)

                                                           Three months ended         Six months ended
                                                                 June 30,                 June 30,
                                                            2006         2005         2006         2005
                                                         ----------   ----------   ----------   ----------
                                                                (unaudited)              (unaudited)
Interest and dividend income:
     Interest and fees on loans                          $    5,882   $    4,478   $   11,486   $    8,644
     Interest on securities available for sale                1,124        1,267        2,280        2,599
     Interest on securities held to maturity                    251          277          506          563
     Interest on federal funds sold and due from banks           64           38          112           69
                                                         ----------   ----------   ----------   ----------
          Total interest and dividend income                  7,321        6,060       14,384       11,875

Interest expense:
     Interest expense on deposits                             2,564        1,495        4,661        2,764
     Interest expense on subordinated debentures                106           82          205          156
     Interest expense on other borrowings                       309          129          912          266
                                                         ----------   ----------   ----------   ----------
          Total interest expense                              2,979        1,706        5,778        3,186

                                                         ----------   ----------   ----------   ----------
          Net interest income                                 4,342        4,354        8,606        8,689
                                                         ----------   ----------   ----------   ----------

Provision for loan losses:                                       97           79          148          179
                                                         ----------   ----------   ----------   ----------
          Net interest income after provision
           for loan losses                                    4,245        4,275        8,458        8,510
                                                         ----------   ----------   ----------   ----------

Other income:
     Service charges on deposit accounts                        343          344          682          659
     Gain on sale of loans                                       51           --          161           --
     Income on bank owned life insurance                         25           25           55           56
     Other service charges, commissions and fees                  4           --            6           --
                                                         ----------   ----------   ----------   ----------
          Total other income                                    423          369          904          715
                                                         ----------   ----------   ----------   ----------

Operating expenses:
     Salaries and employee benefits                           1,850        1,817        3,732        3,638
     Net occupancy expenses                                     424          593          826        1,211
     Data processing fees                                       195          261          398          526
     Core deposit intangible amortization                       155          172          309          344
     Other operating expenses                                   970          846        1,870        1,596
                                                         ----------   ----------   ----------   ----------
          Total other expenses                                3,594        3,689        7,135        7,315
                                                         ----------   ----------   ----------   ----------

Income before provision for income taxes                      1,074          955        2,227        1,910

Income taxes                                                    399          345          827          690
                                                         ----------   ----------   ----------   ----------

     Net income                                          $      675   $      610   $    1,400   $    1,220
                                                         ==========   ==========   ==========   ==========

Basic earnings per share                                 $      .08   $      .08   $      .17   $      .15
                                                         ==========   ==========   ==========   ==========
Diluted earnings per share                               $      .08   $      .07   $      .16   $      .14
                                                         ==========   ==========   ==========   ==========

Average basic shares outstanding                          8,262,545    8,132,394    8,231,423    8,123,592
                                                         ==========   ==========   ==========   ==========
Average diluted shares outstanding                        8,738,853    8,882,612    8,726,918    8,884,288
                                                         ==========   ==========   ==========   ==========


              Performance Ratios (unaudited)       Three Months Ended           Six Months Ended
                  (dollars in thousands)                 June 30,                    June 30,
                           Ratio                    2006          2005          2006          2005
                                                 ---------     ---------     ---------     ---------
Return on average assets                              0.53%         0.51%         0.55%         0.51%
Return on average tangible assets                     0.56%         0.54%         0.59%         0.54%
Return on average equity                              4.30%         3.99%         4.49%         4.04%
Return on average tangible equity                     8.14%         7.88%         8.63%         8.07%
Efficiency ratio                                      75.4%         78.1%         75.0%         77.8%
Efficiency ratio (less core deposit intangible
amortization expense)                                 72.2%         74.5%         71.8%         74.1%
Operating expense ratio                               2.83%         3.06%         2.81%         3.04%
Net interest margin                                   3.76%         4.04%         3.74%         4.09%

                    Ratio Calculations
Efficiency ratio:
     Net interest income                         $   4,342     $   4,354     $   8,606     $   8,689
     Non-interest income                               423           369           904           715
          Total revenue                              4,765         4,723         9,510         9,404
     Non-interest expense                        $   3,594     $   3,689     $   7,135     $   7,315
Ratio                                                 75.4%         78.1%         75.0%         77.8%

Efficiency ratio (less core deposit intangible
amortization expense):
     Net interest income                         $   4,342     $   4,354     $   8,606     $   8,689
     Non-interest income                               423           369           904           715
          Total revenue                              4,765         4,723         9,510         9,404
     Non-interest expense                            3,594         3,689         7,135         7,315
     Less: Core deposit amortization
     expense                                          (155)         (172)         (309)         (344)
     Non-interest expense (less core
     deposit intangible amortization
     expense)                                    $   3,439     $   3,517     $   6,826     $   6,971
Ratio                                                 72.2%         74.5%         71.8%         74.1%

Operating expense ratio:
     Average assets                              $ 509,183     $ 483,528     $ 512,288     $ 481,593
     Non-interest expense                        $   3,594     $   3,689     $   7,135     $   7,315
Ratio                                                 2.83%         3.06%         2.81%         3.04%
